EXHIBIT 7.1
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                             JOINT FILING AGREEMENT


Agreement dated as of October 16, 2002 by and between Richard H. Langley, Jr., an individual ("Langley") and Langley Investment Advisory Group, Inc., a Florida corporation ("LIAG"). Langley and LIAG shall collectively be referred to as the "Parties."

Each of the Parties hereto represents to the other Parties that it is eligible to use Schedule 13D to report its beneficial interest in shares of common stock, par value $0.001, of Collaborative Financial Network Group, Inc., a Delaware corporation, owned of record by Richard H. Langley, Jr. and Langley Investment Advisory Group, Inc. ("Schedule 13D"), and it will file the Schedule 13D on behalf of itself.

Each  of  the  Parties  agrees  to  be  responsible for the timely filing of the
Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.


Dated:  October 16, 2002

                          /s/ Richard Langley
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                        Richard  H.  Langley,  Jr.,  an  individual



                        Langley  Investment  Advisory  Group,  Inc.

                          /s/ Richard Langley
                        --------------------------------------------------------
                        By:    Richard  H.  Langley,  Jr.
                        Its:   President